UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

ADAPTIVE MEDIAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54074	26-0685980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47 Discovery Suite 220

Irvine, CA 92618

(Address of principal executive offices) (zip code)

949-525-4466

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2016, Adaptive Medias, Inc. (the “Company”) entered into a non-binding Letter of Intent (the “Letter of Intent”) to merge with Los Angeles-based digital advertising technology company AdSupply, Inc., whereby Adaptive Medias will pay (i) $8,000,000 in cash payable at the closing of the merger transaction; and (ii) an issuance of a percentage of the issued and outstanding shares of the post-merger Company not to be lesser than 53%, and not to be greater than 60%, to be negotiated in good faith pursuant to a mutually acceptable formula based on the intent the total merger consideration to the Company, to be equivalent to $25,000,000. The merged company will be consolidated into Adaptive Medias with its common stock continuing to trade under the ticker symbol “ADTM.” The new combined entity plans to apply for a listing on the NASDAQ following the closing of the merger.

About AdSupply

AdSupply’s programmatic online marketplace is ranked by comScore as the 21st largest online advertising network and allows brands and agencies to buy high engagement advertising across quality websites, both online and on mobile. Since its inception in 2012, it has produced consecutive annual revenue growth of greater than 30%, reaching unaudited record revenues of $18.5 million in 2015. It has an installed customer base of over 1,000 publishers, with many large and well established customers such as Google, Alibaba.com, Caesars Interactive Entertainment, Esurance, World Wrestling Entertainment, Criteo, Char-Broil Grills and IAC Applications (formerly called Mindspark).

The foregoing description of the Letter of Intent is qualified in its entirety by reference to the full text of the Engagement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Letter of Intent, by and between the Company and AdSupply, Inc.

99.1	Press release dated March 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTIVE MEDIAS, INC.

Date: March 31, 2016	By:	/s/ John B. Strong
	Name:	John B. Strong
	Title:	Chairman and Chief Executive Officer